Exhibit 10.1

FIRST AMENDMENT TO THE SENSATA TECHNOLOGIES HOLDING B.V.

FIRST AMENDED AND RESTATED 2006 MANAGEMENT OPTION PLAN

This First Amendment (this “First Amendment”) to the First Amended and Restated 2006 Management Option Plan (as amended, the “Plan”) of Sensata Technologies Holding B.V. (the “Company”) has been deemed advisable and has been adopted pursuant to the terms of Section 9.2 of the Plan by the Company’s management board and is effective as of September 4, 2009. Terms used herein but not otherwise defined shall have the meanings given to such terms in the Plan.

1. Maximum Securities Available. The first sentence of Section 3.2 of the Plan is hereby amended and restated to read as follows:

An aggregate of 13,082,236 Ordinary Shares shall be reserved for issuance hereunder with respect to Options.

2. Vesting of Options. Section 4.2 of the Plan is hereby amended and restated to read as follows:

4.2 Vesting of Options. Unless otherwise specified in an Award Agreement, all Options shall be subject to vesting in accordance with the provisions of this Section 4.2. Options shall be exercisable by a Participant only to the extent that they are vested. In addition to the other requirements set forth in this Section 4.2, Options shall vest only so long as a Participant remains employed by the Company or one of its Subsidiaries. Unless otherwise set forth in an Award Agreement, all Awards of Options shall be divided into two portions, with one such portion exercisable for one-third of the Ordinary Shares for which such Options are exercisable, which shall be referred to hereunder as “Tranche I Options”, and one such portion exercisable for two-thirds of the Ordinary Shares for which such Options are exercisable, which shall be referred to hereunder as “Tranche II Options”. As used hereunder, the term “Tranche III Options” shall refer to the Tranche II Options.

(a) Tranche I Vesting. The Tranche I Options will be subject to time vesting and will time vest on each date set forth below with respect to the cumulative percentage of Tranche I Options that is set forth opposite such date, provided that the Participant holding such Tranche I Options is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of award through such determination date:

Date	Cumulative Percentage of Tranche I Options Vested
2nd anniversary of date of grant	40%
3rd anniversary of date of grant	60%
4th anniversary of date of grant	80%
5th anniversary of date of grant	100%

Notwithstanding the foregoing, all Tranche I Options shall be considered 100% vested upon consummation of a Change in Control.

(b) Tranche II Vesting. The Tranche II Options shall be subject to time and performance vesting, and will only be deemed fully vested when they have both time vested and performance vested in accordance with the terms hereof. The Tranche II Options will time vest in the same manner as the Tranche I Options. The Tranche II Options will performance vest upon the earlier to occur of a Change in Control or an Initial Public Offering in which the Sponsor Inflows prior to and in connection with such Change in Control or Initial Public Offering are at least two (2) times the Sponsor Outflows prior to such Change in Control or Initial Public Offering.”

3. The Plan. In all other respects the Plan is ratified and shall, as so changed by this First Amendment, continue in full force and effect.

* * * * *